Exhibit 10.24

AGREEMENT REGARDING EMPLOYMENT TERMS

BTU International, Inc. (“BTU”) and Peter Tallian (“Mr. Tallian”) intend for this Agreement Regarding Employment Terms (the “Agreement”) to modify (only as expressly stated herein): (i) the offer letter dated March 20, 2009 (which Mr. Tallian signed on March 21, 2009) (the “Offer Letter”); (ii) the Retention Agreement dated March 20, 2009 (which Mr. Tallian signed on March 21, 2009) (the “Retention Agreement”). BTU and Mr. Tallian have agreed as follows:

1.	The provisions set forth below shall take effect immediately upon the execution of this Agreement by both BTU and Mr. Tallian.

2.	Mr. Tallian’s official job title will change from Chief Financial Officer to Chief Operating Officer.

3.	Mr. Tallian’s base salary shall be increased to $11,923.08 per bi-weekly pay period (if annualized, the total is $310,000). Mr. Tallian’s salary shall be subject to all applicable taxes and withholdings.

4.	The language appearing in Section 1(a)(i) of the Retention Agreement shall be deleted. For the sake of clarity, the language to be deleted is as follows:

(i) the Company will continue to pay you your base salary, at the rate in effect on the date of termination, until the earlier of (A) the conclusion of a period equal to six (6) months plus one (1) month for each year of completed service, up to a maximum of twelve (12) months, or (B) the date you commence employment that provides you with substantially equivalent base salary and bonus opportunity to the last position you held at the Company (the “Severance Pay Period”);

The following will be added in place of the deleted language:

(i) the Company will continue to pay you your base salary, at the rate in effect on the date of termination, until the earlier of (A) twelve (12) months, or (B) the date you commence employment that provides you with substantially equivalent base salary and bonus opportunity to the last position you held at the Company (the “Severance Pay Period”);

5.	The language appearing in Section 1(b)(i) of the Retention Agreement shall be deleted. For the sake of clarity, the language to be deleted is as follows:

(i) six (6) months plus two (2) months for each year of service completed, up to a maximum of twelve (12) months, of your base salary at the rate in effect on the date of termination; plus

The following will be added in place of the deleted language:

(i) twelve (12) months of your base salary at the rate in effect on the date of termination; plus

6.	Other than as explicitly set forth in this Agreement neither the Offer Letter nor the Retention Agreement are otherwise changed, affected, or altered in any way.

7.	Both BTU and Mr. Tallian hereby affirm their obligations and commitments set forth in the Offer Letter and the Retention Agreement and agree that neither the terms and conditions set forth herein, nor the associated changes in Mr. Tallian’s job duties shall in any way impact those obligations and commitments.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals.

BTU INTERNATIONAL, INC.	PETER TALLIAN

BY:

ITS:	DATE:

DATE: